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                                                                     EXHIBIT 2.4

                 FIRST AMENDMENT TO SHARE ACQUISITION AGREEMENT


                 THIS FIRST AMENDMENT TO SHARE ACQUISITION AGREEMENT, dated as of March 17, 1994 (this "First Amendment"), among Scotsman Industries, Inc., a Delaware corporation ("Scotsman"), Scotsman Drink Limited, a private company limited by shares registered in England ("SDL"), Whitlenge Acquisition Limited, a private company limited by shares registered in England ("WAL"), Whitlenge Drink Equipment Limited, a private company limited by shares registered in England ("Whitlenge"), Onex Corporation, an Ontario corporation ("Onex"), Onex U.S. Investments, Inc., an Ontario corporation ("Onex Investments"), EJJM, an Ohio limited partnership ("EJJM"), Matthew O. Diggs, Jr. ("Diggs"), Timothy C. Collins ("Collins"), Graham F. Cook ("Cook"), Christopher R.L. Wheeler ("Wheeler"), Michael de St. Paer ("de St. Paer") and John Rushton ("Rushton") (Onex, Onex Investments, EJJM, Diggs, Collins, Cook, Wheeler, de St. Paer and Rushton are each referred to individually as a "Shareholder" and collectively as the "Shareholders").

                              W I T N E S S E T H:

                 WHEREAS, Scotsman, WAL, Whitlenge and the Shareholders have entered into that certain Share Acquisition Agreement, dated as of January 11, 1994 (the "Agreement"), providing for the acquisition of all of the issued shares of capital stock of WAL by Scotsman or a wholly-owned subsidiary of Scotsman pursuant to a tender offer by Scotsman or such subsidiary; and

                 WHEREAS, Scotsman, WAL, Whitlenge and the Shareholders desire to amend the Agreement in certain respects in accordance with Section 10.10 thereof.

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties hereto agree as follows:

                 1. Section 8.1 of the Agreement is hereby amended by deleting the first sentence of such section in its entirety and substituting therefor the following:

                 "From and after the Expiration Time, each of the Shareholders shall indemnify and hold harmless Scotsman, WAL, Whitlenge, WB and their subsidiaries, affiliates and successors from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys', consultants' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by Scotsman, WAL, Whitlenge, WB and their subsidiaries, affiliates and successors in connection with or arising from
                 (x) any breach or failure to perform by any Shareholder or Stockholder (as defined





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                 in the Merger Agreement) of any of their respective
                 agreements, covenants or obligations in this Agreement or the Merger Agreement, in each case to be performed or complied with after the Expiration Time or Effective Time (as defined in the Merger Agreement), as the case may be, (y) any breach of any warranty or the inaccuracy of any representation of Holding, TDC, WAL, Whitlenge or any Shareholder or Stockholder contained in this Agreement or the Merger Agreement, as updated in accordance with Section 8.7 hereof and Section 10.7 of the Merger Agreement, or in any certificate delivered by or on behalf of Holding, TDC, WAL, Whitlenge or any Stockholder or Shareholder pursuant hereto or thereto or (z) the matters referred to in clause (z) of Section 10.1 of the Merger Agreement; provided, however, that the Shareholders shall be required to indemnify and hold harmless under this Section 8.1 only to the extent that the aggregate amount of (without duplication) (i) Loss and Expense referred to above in this
                 Section 8.1 and (ii) Loss and Expense referred to in Section
                 10.1 of the Merger Agreement exceeds U.S. $250,000; and provided, further, (X) each Shareholder's obligation to indemnify and hold harmless pursuant to this Section 8.1 shall be limited to the payment by such Shareholder of cash (1) with respect to any individual Loss or Expense (other than any Loss or Expense arising from a breach of a warranty, or inaccuracy of a representation, of such Shareholder contained in Section 2.3(b) or 2.4(b), as to which this clause (1) shall be inapplicable), in an amount that does not exceed the product obtained by multiplying such Shareholder's Applicable Percentage (as set forth on Schedule 8.1) by the amount of such Loss or Expense, and (2) in the aggregate in an amount equal to the product obtained by multiplying such Shareholder's Applicable Percentage (as set forth on Schedule 8.1) by U.S. $30,000,000 (without limiting the foregoing, it being understood that, for purposes of clause (2) above, with respect to the matters described in clause (z) of Section 10.1 of the Merger Agreement or otherwise, the payment of any amount by, or with funds furnished by, an insurer or Alco Standard shall not be deemed to be the payment by any Shareholder) and (Y) no Shareholder shall indemnify and hold harmless any indemnified party with respect to any Loss or Expense arising from any breach of a warranty, or inaccuracy of a representation, of any other Shareholder contained in
                 Section 2.3(b) or 2.4(b) or of any Stockholder or Continental Bank N.A. contained in Section 3.3(b) or 3.4(b) of the Merger Agreement."

                 2. Section 8.2 of the Agreement is hereby amended by deleting the first sentence of such section in its entirety and substituting therefor the following:



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                 "From and after the Expiration Time, Scotsman shall indemnify and hold harmless the Shareholders and their subsidiaries, affiliates and successors from and against any and all Loss and Expense incurred by the Shareholders and their subsidiaries, affiliates and successors in connection with or arising from (a) any breach or failure to perform by Scotsman or the Surviving Corporation (as defined in the Merger Agreement) of any of their respective agreements, covenants or obligations in this Agreement or the Merger Agreement, in each case to be performed or complied with after the Expiration Time or the Effective Time, as the case may be, and (b) any breach of any warranty or the inaccuracy of any representation of Scotsman or Sub (as defined in the Merger Agreement) contained in this Agreement or the Merger Agreement or in any certificate delivered by or on behalf of Scotsman or Sub pursuant hereto or thereto; provided, however, that Scotsman shall be required to indemnify and hold harmless under this
                 Section 8.2 only to the extent that the aggregate amount of (without duplication) (i) Loss and Expense referred to above in this Section 8.2 and (ii) Loss and Expense referred to in
                 Section 10.2 of the Merger Agreement exceeds U.S. $250,000; and provided, further, Scotsman's obligation to indemnify and hold harmless pursuant to this Section 8.2 shall be limited to the aggregate payment by Scotsman of cash in an amount equal to the excess of (i) U.S. $30,000,000 over (ii) any amount theretofore paid in indemnification by Scotsman and/or any of its subsidiaries under Section 10.2 of the Merger Agreement."

                 3. Section 8.5 of the Agreement is hereby amended by inserting the following between the first and second sentences thereof:

                 "Except as set forth in the immediately following sentence, nothing in this Agreement (including, without limitation, this Article VIII) shall limit the contractual or other remedies available against a party in breach thereof for such party's breach of the Noncompetition Agreements entered pursuant to
                 Section 6.8 or the Registration Rights Agreement entered pursuant to Sections 6.9 and 7.6."

                 4. By executing this First Amendment, SDL, a wholly-owned subsidiary of Scotsman, agrees to perform all duties and obligations of Tender Subsidiary (as defined in the Agreement) referred to in the Agreement.

                 5. The Agreement, as amended by this First Amendment, shall remain in full force and effect in accordance with its terms. This First Amendment may be executed in one or more



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counterparts.  No modification of this First Amendment shall be valid unless in writing and signed by the parties hereto. In the event of any conflict between the provisions of this First Amendment and the provisions of the Agreement, the provisions of this First Amendment shall control.

                 6. Except to the extent that the laws of England are mandatorily applicable to WAL, Whitlenge or their shareholders, this First Amendment, and the application or interpretation thereof, shall be governed exclusively by its terms and by the internal laws of the State of New York, without regard to principles of conflicts of laws as applied in the State of New York or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of New York. Each of the parties hereto irrevocably submits and consents to the exclusive jurisdiction of the Supreme Court of the State of New York in the County of New York, or the United States District Court for the Southern District of New York in connection with any action or proceeding arising out of or relating to this First Amendment, and irrevocably waives any immunity from jurisdiction thereof and any claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action or proceeding. Each of the Shareholders hereby appoints as its or his authorized agent the Stockholder Representative (as defined in the Agreement) (such agent hereinafter referred to as the "Authorized Agent") upon which process may be served in any action to enforce any claim arising out of or relating to this First Amendment which may be instituted in any court described above; such appointment shall be irrevocable until the appointment, similarly irrevocable, of a successor Authorized Agent reasonably acceptable to Scotsman and such successor's acceptance of such appointment. Service of such process upon the Authorized Agent shall be deemed in every respect effective service of process upon each of the Shareholders.



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                 IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed as of the date first above written.


                                        SCOTSMAN INDUSTRIES, INC.


                                        By  /s/ Donald D. Holmes
                                          ---------------------------------
                                            Name:  Donald D. Holmes
                                            Title:  Vice President



                                        SCOTSMAN DRINK LIMITED


                                        By  /s/ Donald D. Holmes
                                          ---------------------------------
                                            Name:  Donald D. Holmes
                                            Title:  Vice President



                                        WHITLENGE ACQUISITION LIMITED


                                        By  /s/ Matthew O. Diggs, Jr.
                                          ---------------------------------
                                            Name:  Matthew O. Diggs, Jr.
                                            Title:  Director



                                        WHITLENGE DRINK EQUIPMENT LIMITED


                                        By  /s/ Michael de St. Paer
                                          ---------------------------------
                                            Name:  Michael de St. Paer
                                            Title:  Director



                                        ONEX CORPORATION


                                        By  /s/ Ewout Heersink
                                          ---------------------------------
                                            Name:  Ewout Heersink
                                            Title:  Vice President


                                        By  /s/ Anthony Melman
                                          ---------------------------------
                                            Name:  Anthony Melman
                                            Title:  Vice President



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                                        ONEX U.S. INVESTMENTS, INC.


                                        By    /s/ Ewout Heersink
                                          ----------------------------------
                                           Name:  Ewout Heersink
                                           Title:  Vice President


                                        By    /s/ Anthony Melman
                                          ----------------------------------
                                            Name:  Anthony Melman
                                            Title:  Vice President


                                        EJJM


                                        By    /s/ Matthew O. Diggs, Jr.
                                          ----------------------------------
                                            Name:  Matthew O. Diggs, Jr.
                                            Title:  Managing General Partner



                                        MATTHEW O. DIGGS, JR.


                                              /s/  Matthew O. Diggs, Jr.
                                          ----------------------------------



                                        TIMOTHY C. COLLINS


                                              /s/ Timothy C. Collins
                                          ----------------------------------



                                        GRAHAM F. COOK


                                              /s/ Graham F. Cook
                                          ----------------------------------



                                        CHRISTOPHER R.L. WHEELER


                                              /s/ Christopher R.L. Wheeler
                                          ----------------------------------



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                                       MICHAEL DE ST. PAER


                                        /s/ Michael de St. Paer
                                       ----------------------------------


                                       JOHN RUSHTON


                                        /s/ John Rushton
                                       ----------------------------------



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